Exhibit 23.3

Consent of J.D. Power & Associates

We hereby consent to the citation by Delphi Automotive PLC (the “Company”) of data from our JDPA-GCAT WorldQuery 2011 Q1 File (and subsequent quarterly files) and our J.D. Power AutoQuery Application (and any comparable or successor J.D. Power & Associates source), and to the use of our name in connection with the use of such data in the Registration Statement on Form S-1 (No. 333-174493) and any amendments thereto filed by the Company with the Securities and Exchange Commission.

/s/ David Cutting
Sr. Manager, North America Forecasting J.D. Power & Associates

August 1, 2011